[LOGO OMITTED]  UBS INVESTMENT BANK

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This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus is preliminary and is subject to completion or change.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an indication of interest in purchasing such securities, when, as and if issued. Any such indication will not constitute a contractual commitment by you to purchase any of the securities until the offering has been priced and we have advised you of and confirmed the allocation of securities to be made to you. You may withdraw your indication of interest at any time prior to the notice of allocation. The issuer is not obligated to issue such security or any similar security and the underwriter's obligation to deliver such security is subject to the terms and conditions of the underwriting agreement with the issuer and the availability of such security when, as and if issued by the issuer. You are advised that the terms of the securities, and the characteristics of the mortgage loan pool backing them, may change (due, among other things, to the possibility that mortgage loans that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different mortgage loans may be added to the pool, and that one or more classes of certificates may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter's obligation to sell such securities to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials. If for any reason the issuer does not deliver such certificates, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting Countrywide Home Loans Servicing LP EDGAR on the SEC Web site at www.sec.gov. In addition, you may get the prospectus for free by visiting our website at http://www.ubs.com/regulationab. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-(877) 867-2654.

AUTOMATICALLY GENERATED E-MAIL DISCLAIMERS
Any disclaimer appearing at the bottom of the email communication to which this free writing prospectus is attached stating either of the following (or any derivative thereof):

(1) that these materials contain confidential information; or
(2) that the sender does not accept liability relating to the accuracy or completeness of these materials; or
(3) that these materials do not constitute a solicitation or an offer to buy or sell securities in each case, is not applicable to these materials and should be disregarded. Such disclaimers have been automatically generated as a result of these materials having been sent via e-mail or another system such as Bloomberg.

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[LOGO OMITTED]  UBS INVESTMENT          STARM Mortgage Loan Trust 2007-S1                                       FINAL TERM SHEET
                BANK

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                           Base Pricing Assumptions
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Investor Settlement     7/17/2007                Pricing Speed           25 CPB
  1st Pay Date          8/25/2007
  Deal Close            7/17/2007
Collateral Cut-Off      7/1/2007
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                                                        Class Summary(1)
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   Class            Class            Initial Pass-      Principal Type    Interest Type  Loss Priority     Average     Principal
Designation   Principal Balance      Through Rate                                                          Life(2)     Window(2)
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
1-A              $136,150,000           4.9701           Pass Through        WAC            Senior          0.87        1 - 18
2-A-1             $80,525,000           4.7935           Pass Through        WAC         Super Senior       1.61        1 - 28
2-A-2              $2,150,000           4.7935           Pass Through        WAC        Senior Support      1.61        1 - 28
3-A-1            $182,679,000           5.0056           Pass Through        WAC         Super Senior       2.04        1 - 41
3-A-2              $4,876,000           5.0056           Pass Through        WAC        Senior Support      2.04        1 - 41
4-A-1            $115,325,000           5.0171           Pass Through        WAC         Super Senior       2.54        1 - 72
4-A-2              $3,079,000           5.0171           Pass Through        WAC        Senior Support      2.54        1 - 72
5-A-1             $54,885,000           4.8634           Pass Through        WAC         Super Senior       2.92        1 - 98
5-A-2              $1,465,000           4.8634           Pass Through        WAC        Senior Support      2.92        1 - 98
A-UR                      $50           4.9701           Pass Through        WAC            Senior          0.11        1 - 1
A-LR                      $50           4.9701           Pass Through        WAC            Senior          0.11        1 - 1
B-1                $7,160,000           4.9557            Subordinate        WAC           Subordinate      3.02        1 - 98
B-2                $2,984,000           4.9557            Subordinate        WAC           Subordinate      3.02        1 - 98
B-3                $1,790,000           4.9557            Subordinate        WAC           Subordinate      3.02        1 - 98
B-4                $1,789,000           4.9557            Subordinate        WAC           Subordinate      3.02        1 - 98
B-5                  $895,000           4.9557            Subordinate        WAC           Subordinate      3.02        1 - 98
B-6                  $895,901           4.9557            Subordinate        WAC           Subordinate      3.02        1 - 98


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  Class      Start Accrual     Daycount         Payment       Loan Group      Rating        Approximate
Designation      Period                          Delay                      Agency TBD     Subordination
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
1-A             1-Jul-07        30/360            24              1             AAA            2.60%
2-A-1           1-Jul-07        30/360            24              2             AAA            5.20%
2-A-2           1-Jul-07        30/360            24              2             AAA            2.60%
3-A-1           1-Jul-07        30/360            24              3             AAA            5.20%
3-A-2           1-Jul-07        30/360            24              3             AAA            2.60%
4-A-1           1-Jul-07        30/360            24              4             AAA            5.20%
4-A-2           1-Jul-07        30/360            24              4             AAA            2.60%
5-A-1           1-Jul-07        30/360            24              5             AAA            5.20%
5-A-2           1-Jul-07        30/360            24              5             AAA            2.60%
A-UR            1-Jul-07        30/360            24              1             AAA            2.60%
A-LR            1-Jul-07        30/360            24              1             AAA            2.60%
B-1             1-Jul-07        30/360            24             ALL             AA            1.40%
B-2             1-Jul-07        30/360            24             ALL             A             0.90%
B-3             1-Jul-07        30/360            24             ALL            BBB            0.60%
B-4             1-Jul-07        30/360            24             ALL             BB            0.30%
B-5             1-Jul-07        30/360            24             ALL             B             0.15%
B-6             1-Jul-07        30/360            24             ALL             NR            0.00%
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(1) Approximate, subject to +/- 10% Variance
(2) Base Pricing Assumptions

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Description Of Securities
-------------------------

Master Servicer:                        Wells Fargo Bank, N.A.

Servicer:                               Suntrust Mortgage, Inc.

Final Scheduled Distribution Date:      1/25/2037

External Credit Enhancement Provider:   N/A

Senior/Sub Distribution Amount:         Standard 7 year Shifting Interest Structure:
                                        Subordinate Certificates are locked out for 7 years, followed annually by 30%, 40%, 60%,
                                        80%, 100% of their pro rata share of principal prepayments

Senior Loss Distribution:               Losses allocated to the Class 2A1 will first be allocated to the 2A2 until retired
                                        Losses allocated to the Class 3A1 will first be allocated to the 3A2 until retired
                                        Losses allocated to the Class 4A1 will first be allocated to the 4A2 until retired
                                        Losses allocated to the Class 5A1 will first be allocated to the 5A2 until retired

                                        -------------------------------------------------------------------------------------------
                                        The amount of coverage provided by Senior Supports:              % Add CE to
                                                                                                         Super-Senior
                                                                                              Size/$ of    from Senior- Super-Senior
                                        Super-Senior Class     Size    Senior-Support Class    Support      Support       Total CE
                                        --------------------------------------------------------------------------------------------
                                        2-A-1                80,525,000        2-A-2          2,150,000      2.60%          5.20%
                                        3-A-1               182,679,000        3-A-2          4,876,000      2.60%          5.20%
                                        4-A-1               115,325,000        4-A-2          3,079,000      2.60%          5.20%
                                        5-A-1                54,885,000        5-A-2          1,465,000      2.60%          5.20%
                                        --------------------------------------------------------------------------------------------

Subordinate Two Times Test:             On or prior to month 36, if, on any distribution date, the current Subordinate Percentage
                                        >= two times the initial Subordinate Percentage, then the Subordinate Certificates will receive 50% of their pro rata share of principal prepayments.
                                        After month 36, if, on any distribution date, the current Subordinate Percentage >= two times initial Subordinate Percentage, then the Subordinate Certificates will receive 100%
                                        of their pro rata share of principal prepayments.
                                        The Subordinate Two Times Test is also subject to cumulative loss and delinquency tests.

Approximate Initial Subordinate         2.60%
Percentage:

Optional Cleanup-Call %:                1.00%

Servicing Fees:                         All loans have a 0.250% servicing fee

Trustee Fee:                            All loans have a 0.0115% trustee fee

Prepayment Penalty Period:              None of the loans have prepayment penalty periods

Interest Rate Assumptions:              6 month LIBOR: 5.36000%
                                        1 Year LIBOR: 5.45563%
                                        1 Year CMT: 5.32000%

Senior Principal Distribution Amount:   Pay the Senior PDA Amount as follows:
                                        From Group 1 Loans
                                        1) Pay 1A1 until retired

                                        From Group 2 Loans
                                        1) Pay 2A1 and 2A2 pro rata, until retired

                                        From Group 3 Loans
                                        1) Pay 3A1 and 3A2 pro rata, until retired

                                        From Group 4 Loans
                                        1) Pay 4A1 and 4A2 pro rata, until retired

                                        From Group 5 Loans
                                        1) Pay 5A1 and 5A2 pro rata, until retired

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